Exhibit 99.1

Lifetime Brands Agrees to Acquire Reed & Barton and Amends Credit Agreement

Company Will Report Fourth Quarter 2014 Financial Results on

Thursday, March 12, 2015

GARDEN CITY, N.Y., February 23, 2015 – Lifetime Brands, Inc. (NasdaqGS: LCUT), a leading global provider of branded kitchenware, tableware and other products used in the home, announced today that it has entered into an asset purchase agreement to acquire the operating assets and to assume certain liabilities of Reed and Barton Corporation, which has filed for bankruptcy protection. The agreement provides that Lifetime will purchase the assets pursuant to Section 363 of the United States Bankruptcy Code. The transaction is subject to a number of conditions, including completion of an auction process and bankruptcy court approval.

Jeffrey Siegel, Lifetime’s Chairman and CEO, commented, “Reed & Barton’s tableware business in flatware, crystal and serveware fits nicely with our own and also will immediately establish for us a strong position in the giftware category.”

In addition, the Company announced that it has amended its bank credit agreement. The amendment provides for a more gradual reduction in the permitted maximum senior leverage ratio, beginning March 31, 2015, than previously was the case. The amendment also revises the definition of EBITDA to exclude expenses incurred in respect of a financing that the Company chose not to complete due to adverse market conditions and the acquisition of Reed & Barton, if not completed. The amendment also includes clarifying language as to the exclusion of potential earn-out payments related to certain completed acquisitions. The amendment will be filed today on Form 8-K.

The Company plans to announce its fourth quarter 2014 results at 7:00 a.m. (Eastern time) on Thursday, March 12, 2015. The Company has scheduled a conference call for 11:00 a.m., at which time Jeffrey Siegel, Chairman and Chief Executive Officer, and Laurence Winoker, Senior Vice President and Chief Financial Officer, will discuss the Company’s financial results and will be available to answer investor questions.

The dial-in number for the conference call is (877) 703-6109 or (857) 244-7308 passcode #31412851. A replay of the call will also be available through Thursday, March 19, 2015 and can be accessed by dialing (888) 286-8010 or (617) 801-6888, conference ID #55804783. A live webcast of the conference call will be broadcast in the Investor Relations section of the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, Cuisine de France®, Fred® & Friends, Guy Fieri®, Kitchen Craft®, Kizmos™, La Cafetière®, Misto®, Mossy Oak®, Pedrini®, Sabatier®, Savora™ and Vasconia®; respected tableware brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Gorham®, International® Silver, Kirk Stieff®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and home solutions brands, including Kamenstein®, Bombay®,BUILT®, Debbie Meyer®and Design for Living™. The Company also provides exclusive private label products to leading retailers worldwide.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.	LHA
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

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